Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of CenterState Bank Corporation of our reports dated December 13, 2017, with respect to the consolidated financial statements of Charter Financial Corporation (the “Company”) and the effectiveness of internal control over financial reporting, which reports are included in the Company’s September 30, 2017 Annual Report on Form 10-K, and to the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ Dixon Hughes Goodman LLP

Atlanta, Georgia

July 17, 2018